Exhibit 99.1
Includes shares of Common Stock held directly by Multi-Channel Retail Holdings LLC - Series G
("MCRH") and shares of Common Stock held indirectly (through their respective ownership in MCRH)
 by (a) Golden Gate Capital Investment Fund II, L.P., (b) Golden Gate Capital Investment
 Fund II-A, L.P., (c) Golden Gate Capital Investment Annex Fund II, L.P., (d) Golden Gate
Capital Investment Fund II (AI), L.P., (e) Golden Gate Capital Investment Fund II-A (AI), L.P.,
(f) Golden Gate Capital Investment Annex Fund II (AI), L.P., (g) Golden Gate Capital
 Associates II-QP, L.L.C. (h) Golden Gate Capital Associates II-AI, L.L.C.,
(i) CCG AV, L.L.C. - Series C, (j) CCG AV, L.L.C. - Series I and (k) CCG AV, L.L.C. - Series L.
The entities listed in clauses (a) through (h) are managed by Golden Gate Capital
Management II, L.L.C., and the entities listed in clauses (i) through (k) are managed by Golden Gate Capital Management, L.L.C.  Each of the entities listed in clauses
(a) through (k) disclaims beneficial ownership in the shares owned by MCRH, except to the extent of its pecuniary interest therein.